Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SEISMIC INDUSTRY VETERAN STEPHEN JUMPER JOINS GEOSPACE TECHNOLOGIES BOARD OF DIRECTORS

Houston, TX – December 21, 2023 – Geospace Technologies Corporation (NASDAQ: GEOS) today announced the addition of Stephen C. Jumper, former Chairman of the Board, President and CEO of seismic data acquisition provider Dawson Geophysical, to its Board of Directors effective December 21, 2023.

In joining the board, Mr. Jumper will be able to offer contemporary insight from a broad seismic industry perspective, which is highly relevant to Geospace moving forward with an evolving energy transition and changing energy exploration landscape. The new director brings experience from the investment community, acquisitions and mergers and, long-term growth strategy to the board. Further, he navigated through the changing landscape of the shale revolution in the early 2000s, the financial collapse that took place from 2007 to 2009, as well as the industry consolidation throughout the years.

“We’re enthusiastic about adding Steve to our board. We’ve had the good fortune of knowing and working with him for many decades. His experience in the capital markets arena, relationships with critical players in the sector and customer-facing perspective as a geophysical contracting executive is a welcomed addition to our Board,” said Gary Owens, Geospace Technologies Chairman of the Board.

“Geospace has long been a fixture in the seismic industry spurring technological advances which have shaped and improved the ways data acquisition and processing contractors have done business. I’m deeply honored to join this respected organization,” remarked Mr. Jumper. “In my previous role at Dawson, we often used Geospace products directly or on behalf of other Geospace customers. Now, with the tremendous consolidation occurring in our industry as well as the growth of global business, I look forward to contributing guidance and perspective through my new role on the board of directors.”

Mr. Jumper previously served as Chairman, Chief Executive Officer and President of Dawson Geophysical, Company (NASDAQ: DWSN), the largest land seismic operator in North America, from 2006 to 2023. He was appointed as the President, Chief Operating Officer and Director of Dawson Geophysical in 2001. Throughout his thirty-plus year career at Dawson Geophysical, Mr. Jumper played an instrumental role in expanding the company’s presence in the U.S. markets, penetrating the Canadian markets, as well as the strategic merger of TGC / Dawson Geophysical that transitioned the company into the largest land seismic operator in North America. Mr. Jumper earned a Bachelor of Science in Geophysics from the University of Texas at Austin.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment.  We market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon-producing reservoirs.  We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications.  We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment, offshore cables, remote shutoff water valves and Internet of Things (IoT) platform and provide contract manufacturing services. Learn more at www.geospace.com.

Media Contact: Caroline Kempf, ckempf@geospace.com, 321.341.9305